Exhibit 99.01

Financial Releases

Del Global Technologies Announces Operating Results and Summary Balance Sheet Data for the Third Quarter and Nine Months Ended May 3, 2003

VALHALLA, N.Y. - June 23, 2003
    FY 2003 Q3 Highlights

    -- Total Net Sales of $22.9 Million Versus $26.8 Million in Q3 2002; 9 Month Sales Increase 5.3% to $74.5 Million from Prior Year Period

    -- Consolidated Gross Margin Improves Sequentially from Q2 2003; Gross Margin Down Versus Q3 2002

    -- Net Loss of $3.9 Million, or $.38 Per Share, Which Includes $2.3 Million Charge Related to Previously Announced Potential Settlement of Department of Defense Investigation

    -- Revenue Forecast Lowered to $100 to $102 Million for Fiscal 2003, Modest Increase from Fiscal 2002

Del Global Technologies Corp. (DGTC) ("Del Global") today announced operating results for its Fiscal 2003 third quarter and nine-month period ended May 3, 2003, as well as summary balance sheet data as of May 3, 2003 (see attached tables).

New Board Seated; Chairman Elected; Continued Progress Reported

As previously reported, Del Global's shareholders elected a new board of directors at the Annual Meeting of Shareholders held on May 29, 2003. Gerald M. Czarnecki, the newly elected Chairman of the Board, stated, "Your Board of Directors is already actively involved in the governance of the Company and is studying changes to improve it. The board looks forward to working with the management team to build an organization that produces improving near term operating results and, in the longer term, enhanced value for all shareholders."

Samuel E. Park, President and Chief Executive Officer of Del Global, commented, "Despite slow sales in the third quarter, caused principally by geopolitical concerns and soft U.S. demand, we continued to make progress, both in terms of somewhat improved gross margins versus the second quarter, and as it relates to progress in settling certain outstanding legal matters. The positive impact from restructuring initiatives is beginning to materialize. The full impact of the cost savings and operating synergies should be evidenced in improving financial results in the current fourth quarter, as well as stronger results during Fiscal 2004."

Mr. Park continued, "As previously announced, Del Global has begun preliminary discussions with the United States Attorney's Office regarding a comprehensive settlement of an investigation by the United States Department of Defense ("DoD") at our RFI Corporation ("RFI") subsidiary. While the practices surrounding this investigation pre-date the arrival of the current management team in 2001, we have been diligently working to resolve this problem. We believe that we have made substantial progress at RFI. We are guardedly optimistic we can resolve this investigation with the Government, put this matter behind us, and RFI can continue to provide its critical technology to the defense industry."

Thomas V. Gilboy, Del Global's Chief Financial Officer, stated, "Consolidated gross margin in the third quarter of Fiscal 2003 improved sequentially to 22.5% from 21.3% in the second quarter of Fiscal 2003. This improvement was achieved despite lower sales in the third quarter versus the second quarter, reflecting the initial positive impact of the facilities reorganization. Consolidated gross margins in the third quarter of Fiscal 2003 decreased less than one percentage point from the third quarter of Fiscal 2002, despite 17% higher sales in the comparable prior year period.

"We completed the consolidation of the high voltage operations from Hicksville to Valhalla during the third quarter of Fiscal 2003. This consolidation had a positive impact on this segment's operating income and consolidated gross margins during the third quarter, and we expect that it will produce annual savings of approximately $2 million beginning in the current fourth quarter of Fiscal 2003. Management does not expect to incur any additional facilities reorganization costs related to this matter."

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Mr. Gilboy continued, "Regarding the RFI matter, results for the third quarter
Fiscal 2003 include a $2.3 million charge, which is our estimate of the low end of the range of the financial impact of this potential settlement. Since settlement discussions are very preliminary, it is possible that the ultimate penalty and outcome of this potential settlement could vary significantly from our estimate and expectations."

Fiscal 2003 Third Quarter Results

Total net sales for the third quarter of Fiscal 2003 decreased to $22.9 million from $26.8 million in the same period last year.

Medical Systems Group sales decreased to $13.4 million from $15.5 million in the same period last year, principally due to lower sales in the Middle East attributable to uncertainty in that region, and decreases in domestic private label business. In addition, last year's third quarter included approximately $4 million in shipments to a Lithuanian customer, and those sales were not repeated in the current quarter. Domestic order rates improved during May and June 2003, while sales to the Middle East remain sluggish.

Domestic margins at the Medical Systems Group increased to 20% from 18% in last year's third quarter, despite a 12% decrease in U.S. sales in the Fiscal 2003 third quarter. This margin improvement was due to more favorable pricing and lower materials costs. Margins at the European operations decreased to 22% from 24% in last year's third quarter, reflecting lower shipments and resulting unfavorable absorption of overhead costs.

Power Conversion Group sales decreased to $9.6 million from $11.4 million in the same period last year. This decrease is due primarily to the previously announced decision of a large customer to shift to in-house production, and a decline in sales to the semiconductor capital equipment market. The sales to the customer who shifted production in-house carried a lower margin, and this business did not fit with Del Global's long-term strategy.

Margins at the Power Conversion Group decreased to 22.9% from 27.2% in the same period last year, due primarily to a $200,000 increase in inventory reserves and lower shipments, partially offset by lower overhead costs as a result of the completed consolidation of the Hicksville high voltage facility to Valhalla, NY. Power Conversion Group's third quarter margins at 22.9% were an improvement from second quarter levels of 17%, reflecting the beginning of the reorganization cost savings, and smaller inventory adjustments when compared to what was recognized in the second quarter.

Mr. Park commented, "Our Medical Systems Group intends to enter select new geographic markets, improve sales and margins and reap the benefits created by our continuing integration of our worldwide business. In addition, we recently announced some new digital product capabilities, which should position us to offer a broad selection of digital products as either new systems or as upgrades to our extensive installed base of conventional film systems.

"At our Power Conversion Group, we are focusing on high growth markets, accelerating our design-to-market cycles and expanding into new markets via OEM relationships. Although sales have declined versus last year, the business we have discontinued was lower margin products and customers that were not consistent with our long-term strategy."

The net loss for the third quarter of Fiscal 2003 was $3.9 million, or $.38 per share, versus a net loss of $5.2 million, or $.66 per share, for the same period one year ago. The net loss for the third quarter of Fiscal 2003 included a $2.3 million charge related to the potential DoD settlement. The net loss for the third quarter of Fiscal 2002 included $7.2 million in costs related to the settlement of the class action litigation.

Weighted average shares outstanding for the third quarter of 2003 increased 32% from last year to 10.3 million as a result of the issuance of shares in the fourth quarter of Fiscal 2002 from the settlement of the class action lawsuit.

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

Financial Condition

Del Global's balance sheet at May 3, 2003 reflected working capital of $13.6 million, shareholders' equity of $26.9 million and a stated book value of $2.60 per share. Del Global's total debt as of May 3, 2003 has decreased $1.6 million compared to last fiscal year end, while its cash balance increased. As of May 3, 2003, Del Global had approximately $5 million of borrowing available under its U.S. revolving credit facility, and was compliant with covenants under the facility.

Outlook

Del Global previously forecasted Fiscal 2003 sales in the range of $103 to $106 million. Based on current business conditions and third quarter sales that were below expectations, management now estimates that sales for the Fiscal year will approximate $100 to $102 million, representing an approximate 3% improvement over Fiscal 2002.

Mr. Gilboy commented, "In our Power Conversion Group segment, our forecasted sales for the fourth quarter are fully in backlog, and expectations regarding sales are based upon our current demonstrated production rate and customer release schedules. In our Medical Systems segment, we are experiencing some short-term market softness, particularly in the Middle East and the domestic market. As mentioned in our press release, Medical Systems' domestic order rates improved during May and June 2003, while our ability to ship booked orders to the Middle East continues to be an issue."

Investor Conference Call

Samuel Park and Thomas Gilboy will host a conference call on Tuesday, June 24, 2003 at 10:30 a.m. Eastern Time to discuss this news release. The telephone number to join this conference call is 973/582-2866. A taped replay of the call will be available through 5:00 p.m. Eastern Time, Thursday June 26, 2003. Please dial 973/341-3080 and enter the number 3997657. In addition, the conference call will be broadcast live over the Internet via the webcast section of Del Global's Web site at www.delglobaltech.com. To listen to the live call on the Internet, go to the Web site at least 15 minutes early to register, download and install any necessary software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on the Company's Web site for approximately five business days.

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Industrial applications for which Del Global supplies power subsystems include airport explosives detection, analytical instrumentation, semiconductor capital equipment and energy exploration.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the ability of the Company to implement its business plan, retention of management, changing industry and competitive conditions, obtaining anticipated operating efficiencies, securing necessary capital facilities, favorable determinations in various legal and regulatory matters, including a settlement of the Department of Defense investigation on terms that the Company can afford and that does not include a debarment from doing business with the U.S. Government, and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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            DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollars in thousands, except per share data)
                              (unaudited)

                              Three Months Ended    Nine Months Ended
                               May 3,   April 27,   May 3,   April 27,
                                2003      2002       2003      2002
                                ----      ----       ----      ----
NET SALES                     $ 22,925  $ 26,850   $ 74,515  $ 70,732
COST OF SALES                   17,768    20,561     58,382    54,356
                              --------- ---------  --------- ---------
GROSS MARGIN                     5,157     6,289     16,133    16,376

Selling, general and
 administrative                  5,507     5,140     16,699    15,807
Research and development           702       780      1,748     1,986
Litigation settlement costs      2,126     7,236      2,126     6,978
Facilities reorganization
 costs                             253         -        706        77
                              --------- ---------  --------- ---------

Total operating expenses         8,588    13,156     21,279    24,848
                              --------- ---------  --------- ---------

OPERATING LOSS                  (3,431)   (6,867)    (5,146)   (8,472)
                              --------- ---------  --------- ---------

Interest expense, net              315       551      1,028     1,338
Other (expense) income             (35)       74        437       105
                              --------- ---------  --------- ---------
LOSS BEFORE INCOME TAXES
 AND MINORITY INTEREST          (3,781)   (7,344)    (5,737)   (9,705)
                              --------- ---------  --------- ---------

INCOME TAX PROVISION
 (BENEFIT)                         156    (2,247)     4,944    (3,079)
                              --------- ---------  --------- ---------

LOSS BEFORE MINORITY INTEREST   (3,937)   (5,097)   (10,681)   (6,626)
                              --------- ---------  --------- ---------

MINORITY INTEREST                  (11)       55        106       232
                              --------- ---------  --------- ---------

NET LOSS                      $ (3,926) $ (5,152)  $(10,787) $ (6,858)
                              ========= =========  ========= =========

LOSS PER SHARE, BASIC AND
 DILUTED                      $   (.38) $   (.66)  $  (1.04) $   (.88)
                              ========= =========  ========= =========

Weighted average number of
 common shares outstanding,
 basic and diluted              10,338     7,848     10,344     7,848
                              ========= =========  ========= =========

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            DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
             (dollars in thousands, except per share data)
                              (unaudited)

                                          May 3, 2003  August 3, 2002
                                          ----------------------------
Current Assets                            $    41,350     $    49,374
Total Assets                              $    65,080     $    77,697

Current Liabilities                       $    27,769     $    30,726
Total Liabilities                         $    36,976     $    39,608

Minority Interest                         $     1,175     $       948

Shareholders' Equity                      $    26,929     $    37,141

Common Shares Outstanding End of Period        10,338          10,348
Book Value Per Share                      $      2.60     $      3.59


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